Exhibit 99.4

Avalon Oil & Gas Announces Update On Grant Parish, Louisiana Leasehold Monday July 9, 4:01 pm ET

MINNEAPOLIS--(BUSINESS WIRE)--Avalon Oil & Gas, Inc., (OTCBB:AOGN - News) and its partners have completed the workover on three wellbores on the Doris Hall Leasehold, Grant Parish, Louisiana. The Doris Hall and Fletcher leases produce from the 2nd Wilcox sand from 4,300 to 4,400 feet. This sand is very prolific, containing oil and gas in commercial quantities. These wells were originally drilled in 1979, produced in excess of 200 BOPD per well, and have been shut-in for several years. The Grant Parish Leasehold is operated by Norman, Oklahoma Independent Oil Producer, DRG Energy.

"We have installed a newly designed down hole tube pump in the Doris Hall #1. It is currently pumping over 200 barrels of fluid below a packer. The casing leak has been plugged and the well is beginning to produce oil", said Dave Geyer, President of DRG Energy. The well was producing 20 BOPD when it was shut-in in 1988.

The Doris Hall #3 well is currently producing about 10 BOPD with a 1 1/2 " pump, the fluid level on this well is staying above 900 feet. We have purchased and installed a new 2" pump for this well which should increase the amount of fluid by 60%. "I am eager to see how much the oil production increases with the installation of this new pump", said Kent Rodriguez, CEO of Avalon. "We are awaiting a work-over rig for the Doris Hall #6A and Fletcher # 1. Both wells have casing leaks that need to be repaired. We are also evaluating a chemical treatment program for the leasehold," added Rodriguez.

"The initial results on the Doris Hall #1 and Doris Hall #3 are very encouraging, and we are excited to begin the workover on the Doris Hall 6A and the Fletcher #1." "With the oil cut increasing every day, we feel the chemical treatment program will enhance the existing production", said Oklahoma City Independent Oil Producer and working interest owner, Stan Barta.

Avalon, DRG and Barta all own an undivided twenty five percent (25%) working interest in the Doris Hall and Fletcher Leasehold.

Avalon is actively seeking the acquisition of other oil and gas properties in Northeast Louisiana, Southern Arkansas and East Texas.

About Avalon Oil & Gas, Inc.

Avalon Oil & Gas, Inc. is an oil and gas company engaged in the acquisition of oil and gas producing properties. In addition, Avalon's technology group acquires and develops oil production enhancing technologies. Through its strategic partnership with UTEK, Inc, (UTK:ASE) a transfer technology company, Avalon is building an asset portfolio of innovative technologies in the oil and gas industry to maximize enhancement opportunities at its various oil and gas properties.

Forward-Looking Statements

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Avalon Oil & Gas, Inc., and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

FOR FURTHER INFORMATION, please visit the company's website at www.avalonoilinc.com.

Contact:
Avalon Oil & Gas, Inc., Minneapolis
Kent Rodriguez, 952-746-9655
Fax 952-746-5216
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Source: Avalon Oil & Gas, Inc.